Exhibit 10.2

[Dealer]

[Address]

May 9, 2016

To:	Groupon, Inc.

600 West Chicago Avenue, Suite 400

Chicago, Illinois 60654

Attention: Brian Stevens, Chief Accounting Officer

Telephone No.: [    ]

Email: [    ]

Re:	Warrants

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Warrants issued by Groupon, Inc. (“Company”) to [    ] (“Dealer”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Dealer and Company as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Company had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine)) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation or the Equity Definitions, this Confirmation or the Equity Definitions, as the case may be, will prevail for the purpose of the Transaction to which this Confirmation relates. For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement or the Equity Definitions shall not be construed to exclude or limit the application of any other provision of this Confirmation, the Agreement or the Equity Definitions. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2. The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	May 9, 2016

Warrants:	Equity call warrants, each giving the holder the right to purchase a number of Shares equal to the Warrant Entitlement at a price per Share equal to the Strike Price, subject to the terms set forth under the caption “Settlement Terms” below. For the purposes of the Equity Definitions, each reference to a Warrant herein shall be deemed to be a reference to a Call Option.

Warrant Style:	European

Seller:	Company

Buyer:	Dealer

Shares:	The Class A common stock of Company, par value USD 0.0001 per Share (Exchange symbol “GRPN”)

Number of Warrants:	[ ]. For the avoidance of doubt, the Number of Warrants shall be reduced by any Warrants exercised or deemed exercised hereunder. In no event will the Number of Warrants be less than zero.

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD 8.50

Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Equity Definitions, in no event shall the Strike Price be subject to adjustment to the extent that, after giving effect to such adjustment, the Strike Price would be less than USD 3.29, except for any adjustment pursuant to the terms of this Confirmation and the Equity Definitions in connection with stock splits or similar changes to Company’s capitalization.

Premium:	As separately agreed by the parties.

Premium Payment Date:	As separately agreed by the parties.

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Procedures for Exercise.

Expiration Time:	The Valuation Time

Expiration Dates:	Each Scheduled Trading Day during the period from, and including, the First Expiration Date to, but excluding, the 40th Scheduled Trading Day following the First Expiration Date shall be an “Expiration Date” for a number of Warrants equal to the Daily Number of Warrants on such date; provided that, notwithstanding anything to the contrary in the Equity Definitions, if any such date is a Disrupted Day, the Calculation Agent shall (i) reduce the Daily Number of Warrants for which such date shall be an Expiration Date and shall designate a Scheduled Trading Day or Scheduled Trading Days following the last scheduled Expiration Date as the Expiration Date(s) for the remaining Daily Number of Warrants for the originally scheduled Expiration Date and (ii) if the Daily Number of Warrants for such Disrupted Day is not reduced to zero, determine the Settlement Price for such Disrupted Day based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day; and provided further that if such Expiration Date has not occurred pursuant to this clause as of the eighth Scheduled Trading Day following the last scheduled Expiration Date under the Transaction, the Calculation Agent shall have the right to declare such Scheduled Trading Day to be the final Expiration Date and the Calculation Agent shall determine its good faith estimate of the fair market value for the Shares as of the Valuation Time on that eighth Scheduled Trading Day or on any subsequent Scheduled Trading Day, as the Calculation Agent shall determine using commercially reasonable means. Any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Trading Day is scheduled following the date hereof, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full.

First Expiration Date:	July 1, 2022 (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day), subject to “Market Disruption Event” below.

Daily Number of Warrants:	For any Expiration Date, the Number of Warrants, divided by the remaining number of Expiration Dates (in each case as of the First Expiration Date), rounded down to the nearest whole number (with any remainder created by rounding added to the last scheduled Expiration Date), subject to adjustment pursuant to the provisos to “Expiration Dates”.

Automatic Exercise:	Applicable; and means that for each Expiration Date, a number of Warrants equal to the Daily Number of Warrants for such Expiration Date will be deemed to be automatically exercised at the Expiration Time on such Expiration Date.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by replacing clauses (ii) and (iii) in their entirety with “(ii) an Exchange Disruption, (iii) an Early Closure or (iv) a Regulatory Disruption; in each case that the Calculation Agent determines is material.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the words “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer, in its reasonable discretion, based on advice of counsel, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer), to refrain from or decrease any market activity in connection with its commercially reasonable hedge of the Transaction. Dealer shall notify Company as soon as reasonably practicable that a Regulatory Disruption has occurred and the Expiration Dates affected by it.

Valuation Terms.

Valuation Time:	Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Valuation Date:	Each Exercise Date.

Settlement Terms.

Settlement Method:	Net Share Settlement

Net Share Settlement:	On the relevant Settlement Date, Company shall deliver to Dealer a number of Shares equal to the Share Delivery Quantity for such Settlement Date to the account specified herein free of payment through the Clearance System and Company shall pay to Dealer any Fractional Share Amount. Dealer shall be treated as the holder of record of such Shares at the time of delivery of such Shares or, if earlier, at 5:00 p.m. (New York City time) on such Settlement Date.

Share Delivery Quantity:	For any Settlement Date, a number of Shares, as calculated by the Calculation Agent, equal to the Net Share Settlement Amount for such Settlement Date divided by the Settlement Price on the Valuation Date for such Settlement Date, rounded down to the nearest whole number.

Section 9.7 of the Equity Definitions is hereby amended by (i) replacing the words “Number of Shares to be Delivered” with the words “Share Delivery Quantity” in the second and third lines thereof and (ii) deleting the parenthetical in clause (a) thereof.

Net Share Settlement Amount:	For any Settlement Date, an amount equal to the product of (i) the number of Warrants exercised or deemed exercised on the relevant Exercise Date, (ii) the Strike Price Differential for the relevant Valuation Date and (iii) the Warrant Entitlement.

Settlement Price:	For any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “GRPN <equity> AQR” (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time on such Valuation Date (or if such volume-weighted average price is unavailable, the market value of one Share on such Valuation Date, as determined by the Calculation Agent).

Settlement Dates:	As determined pursuant to Section 9.4 of the Equity Definitions, subject to Section 9(k)(i) hereof.

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable as if Physical Settlement applied to the Transaction.

Representation and Agreement:	Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Dealer may be, upon delivery, subject to restrictions and limitations arising from Company’s status as Issuer of the Shares under applicable securities laws.

3. Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Method of Adjustment:	Calculation Agent Adjustment. For the avoidance of doubt, in making any adjustments under the Equity Definitions, the Calculation Agent may make adjustments, if any, to any one or more of the Strike Price, the Number of Warrants, the Daily Number of Warrants and the Warrant Entitlement. Notwithstanding the foregoing, any cash dividends or distributions on the Shares, whether or not extraordinary, shall be governed by Section 9(f) of this Confirmation in lieu of Article 10 or Section 11.2(c) of the Equity Definitions.

Extraordinary Events applicable to the Transaction:

New Shares:	Section 12.1(i) of the Equity Definitions is hereby amended (a) by deleting the text in clause (i) thereof in its entirety (including the word “and” following clause (i)) and replacing it with the phrase “publicly quoted, traded or listed (or whose related depositary receipts are publicly quoted, traded or listed) on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)” and (b) by inserting immediately prior to the period the phrase “and (iii) of an entity or person that is a corporation organized under the laws of the United States, any State thereof or the District of Columbia that also becomes Company under the Transaction following such Merger Event or Tender Offer”.

Consequence of Merger Events:

Merger Event:	Applicable

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that Dealer may elect, in its commercially reasonable judgment, Component Adjustment for all or any portion of the Transaction.

Consequence of Tender Offers:

Tender Offer:	Applicable; provided that Section 12.1(d) of the Equity Definitions is hereby amended by replacing the reference to “outstanding voting shares” in the fourth line thereof with “outstanding Shares”.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (y) the word “shall” in the second line shall be replaced with “may” and the fifth and sixth lines shall be deleted in their entirety and replaced with the words “effect on the Warrants of such Announcement Event solely to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or the Warrants”, and (z) for the avoidance of doubt, the Calculation Agent may determine whether the relevant Announcement Event has had a material effect on the Transaction (and, if so, adjust the terms of the Transaction accordingly) on one or more occasions on or after the date of the Announcement Event up to, and including, the Expiration Date, any Early Termination Date and/or any other date of cancellation, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:	(i) The public announcement by any entity of (x) any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, (y) any potential acquisition by Issuer and/or its subsidiaries where the aggregate consideration exceeds 25% of the market capitalization of Issuer as of the date of such announcement (an “Acquisition Transaction”) or (z) the intention to enter into a Merger Event or Tender Offer or an Acquisition Transaction, (ii) the public announcement by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or an Acquisition Transaction or (iii) any subsequent public announcement by any entity of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent. For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that (i) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute),” and (ii) Section 12.9(a)(ii)(X) of the Equity Definitions is hereby amended by replacing the word “Shares” with the phrase “Hedge Positions.”

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable; provided that:

(i)     Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk and, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)    Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	100 basis points

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	0 basis points until April 1, 2022 and 25 basis points thereafter

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:	For all applicable Extraordinary Events, Dealer.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent.	Dealer. All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner.

5. Account Details.

(a) Account for payments to Company:

Bank:	[ ]
ABA#:	[ ]
SWIFT:	[ ]
Acct Name:	[ ]
Acct No.:	[ ]

Account for delivery of Shares from Company:

To be provided by Company.

(b) Account for payments to Dealer:

Bank:	[ ]
SWIFT:	[ ]
ABA#:	[ ]
Acct Name:	[ ]
Acct No.	[ ]

Account for delivery of Shares to Dealer:

To be provided by Dealer.

6. Offices.

(a) The Office of Company for the Transaction is: Inapplicable, Company is not a Multibranch Party.

(b) The Office of Dealer for the Transaction is: [ ]

7. Notices.

(a) Address for notices or communications to Company:

To: Groupon, Inc.
600 West Chicago Avenue, Suite 400
Chicago, Illinois 60654
Attention: General Counsel
Telephone: [ ]
Email: [ ]

(b) Address for notices or communications to Dealer:

To: [ ]
Attention: [ ]
Telephone No.: [ ]
Facsimile: [ ]
Email: [ ]

8. Representations and Warranties of Company.

Company hereby represents and warrants to Dealer that each of the representations and warranties of Company set forth in Section 3.01 of the Investment Agreement (the “Investment Agreement”), dated as of April 3, 2016, between Company and A-G Holdings, L.P., is true and correct and is hereby deemed to be repeated to Dealer as if set forth herein provided that any such representation and warranty that is made as of a specific date is true and correct as of such date. Company hereby further represents and warrants to Dealer (x) in the case of each representation other than the representations in Section 8(d), on the date hereof and on and as of the Premium Payment Date and (y) in the case of the representations in Section 8(d), on and as of the Premium Payment Date and at all times thereafter until termination of the Transaction, that:

(a)    Company has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Company’s part; and this Confirmation has been duly and validly executed and delivered by Company and constitutes its valid and binding obligation, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b) Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Company hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Company, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any material agreement or instrument to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries is bound or to which Company or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such material agreement or instrument.

(c)    No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Company of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws.

(d)    A number of Shares equal to the Maximum Number of Shares (as defined below) (the “Warrant Shares”) have been reserved for issuance by all required corporate action of Company. The Warrant Shares have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrants following the exercise of the Warrants in accordance with the terms and conditions of the Warrants, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights.

(e)    Company is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(f) Company is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended).

(g) Company and each of its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Company or the Shares.

(h)    No state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(i)     Company (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

(j)     Without limiting the generality of Section 13.1 of the Equity Definitions, Company acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(k)    (A) The assets of Company at their fair valuation exceed the liabilities of Company, including contingent liabilities, (B) the capital of Company is adequate to conduct the business of Company and (C) Company has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(l)     Company represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.

9. Other Provisions.

(a)    Opinions. Company shall deliver to Dealer on the Premium Payment Date an opinion of counsel, dated as of such date, with respect to the matters set forth in Sections 8(a) through (d) of this Confirmation. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)    Repurchase Notices. Company shall, on any day on which Company effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares on such day, subject to any adjustments provided herein, is (i) less than 518.8 million (in the case of the first such notice) or (ii) thereafter more than 106.8 million less than the number of Shares included in the immediately preceding Repurchase Notice. Company agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, to which an Indemnified Person actually may become subject, as a result of Company’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing, provided that Company shall have no obligations under this Section 9(b) for the fraud, willful misconduct or gross negligence of any Indemnified Person. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person, such Indemnified Person shall promptly notify Company in writing, and Company, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Company may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Company agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Company under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction. Dealer shall not have the right to set off any indemnification or contribution amount due from Company under this Section 9(b), against any obligation of Dealer to Company under the Transaction.

(c)    Regulation M. Company is not on the Trade Date and will not be during the period starting on the first Expiration Date and ending on the last Expiration Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Company, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Company shall not, until the second Scheduled Trading Day immediately following the Premium Payment Date, engage in any such distribution.

(d)    No Manipulation. Company is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)    Transfer or Assignment. Company may not transfer any of its rights or obligations under the Transaction without the prior written consent of Dealer. Dealer may, without Company’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any third party. If at any time at which (A) the Section 16 Percentage exceeds 7.5%, (B) the Warrant Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Warrants to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a Terminated Portion, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Warrants equal to the number of Warrants underlying the Terminated Portion, (2) Company were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(j) shall apply to any amount that is payable by Company to Dealer pursuant to this sentence as if Company were not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and each person subject to aggregation of Shares with Dealer and each “group” of which Dealer or such other person is a member or may be deemed a member, in each case under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder, directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding. The “Warrant Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Warrants and the Warrant Entitlement and (2) the aggregate number of Shares underlying any other warrants purchased by Dealer from Company, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Company that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Company, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Company to the extent of any such performance.

(f)     Dividends. If at any time during the period from and including the date that is one Settlement Cycle following the Trade Date, to and including the last Expiration Date, an ex-dividend date for a cash dividend or distribution (whether or not extraordinary) occurs with respect to the Shares (an “Ex-Dividend Date”), then the Calculation Agent will adjust any of the Strike Price, Number of Warrants, Daily Number of Warrants and/or any other variable relevant to the exercise, settlement or payment of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such dividend.

(g) [Reserved.]

(h) Additional Provisions.

(i) Amendments to the Equity Definitions:

(A)   Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “a material economic”; and adding the phrase “or Warrants” at the end of the sentence.

(B)   Section 11.2(c) of the Equity Definitions is hereby amended by (w) replacing the words “a diluting or concentrative” with “an” in the fifth line thereof, (x) adding the phrase “or Warrants” after the words “the relevant Shares” in the same sentence, (y) deleting the words “diluting or concentrative” in the sixth to last line thereof and (z) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”; provided that no adjustment under Section 11.2(c) of the Equity Definitions shall accelerate Dealer’s ability to exercise the Warrants or extend the length of time in which the Warrants are exercisable on account of any event that is based on (a) an observable market, other than the market for Company’s own stock or (b) an observable index, other than an index calculated or measured solely by reference to Company’s own operations.

(C)   Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “a material”; and adding the phrase “or Warrants” at the end of the sentence.

(D)   Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(E) Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:

(x) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(y) replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.

(F) Section 12.9(b)(v) of the Equity Definitions is hereby amended by:

(x) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and

(y)    (1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other in a commercially reasonable manner.” and (4) deleting clause (X) in the final sentence.

(ii)    Notwithstanding anything to the contrary in this Confirmation, upon the occurrence of one of the following events, with respect to the Transaction, (1) Dealer shall have the right to designate such event an Additional Termination Event and designate an Early Termination Date pursuant to Section 6(b) of the Agreement, (2) Company shall be deemed the sole Affected Party with respect to such Additional Termination Event and (3) the Transaction shall be deemed the sole Affected Transaction (provided that with respect to any such Additional Termination Event, Dealer may choose to treat part of the Transaction as the sole Affected Transaction, in which case the remainder of the Transaction shall continue in full force and effect):

(A)   a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than Company, its wholly owned subsidiaries and its and their employee benefit plans, has become the direct or indirect beneficial owner of more than 50% of (I) the Shares or (II) the voting power of the Company’s common equity;

(B)   the consummation of (I) any recapitalization, reclassification or change of the Shares (other than changes resulting from a subdivision or combination) as a result of which the Shares would be converted into, or exchanged for, stock, other securities, or other property or assets; (II) any share exchange, consolidation or merger of Company pursuant to which the Shares will be converted into cash, securities or other property or assets; or (III) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Company and its subsidiaries, taken as a whole, to any person other than one of Company’s wholly owned subsidiaries; provided, however, that a transaction described in clause (II) in which the holders of the Shares immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not constitute an Additional Termination Event pursuant to this clause (B);

provided, however, that any transaction or transactions set forth in clause (A) or clause (B) above shall not constitute an Additional Termination Event if (x) 100% of the consideration received or to be received by holders of the Shares, excluding cash payments for fractional Shares, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and (y) as a result of such transaction or transactions, the Shares will consist of such consideration, excluding cash payments for fractional Shares;

(C) Company’s stockholders approve any plan or proposal for the liquidation or dissolution of Company;

(D) the Shares ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors);

(E)   Dealer, despite using commercially reasonable efforts, is unable or reasonably determines that it is impractical or illegal, to effect a commercially reasonable hedge of its exposure with respect to the Transaction in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer);

(F)    default by Company or any of its subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $40 million (or its foreign currency equivalent) in the aggregate of Company and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting (after any applicable cure period) a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration, if such default is not cured or waived, or such acceleration is not rescinded within 30 days after written notice thereof has been received by Company; or

(G)   a final judgment for the payment of $40 million (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) rendered against Company or any of its subsidiaries, which judgment is not discharged or stayed within 30 days after (I) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (II) the date on which all rights to appeal have been extinguished.

(i)     No Setoff; No Collateral. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Company hereunder are not, and shall not be, secured by any collateral. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(j) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.

(i)     If, in respect of the Transaction, an amount is payable by Company to Dealer, (A) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (B) pursuant to Section 6(d)(ii) of the Agreement (any such amount, a “Payment Obligation”), Company shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Company gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Company remakes the representation set forth in Section 8(g) as of the date of such election and (c) Dealer agrees, in its sole discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:	If applicable, Company shall deliver to Dealer the Share Termination Delivery Property on the date (the “Share Termination Payment Date”) on which the

Payment Obligation would otherwise be due pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, subject to Section 9(k)(i) below, in satisfaction, subject to Section 9(k)(ii) below, of the relevant Payment Obligation, in the manner reasonably requested by Dealer free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the relevant Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the amount of Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price (without giving effect to any discount pursuant to Section 9(k)(i)).

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means. In the case of a Private Placement of Share Termination Delivery Units that are Restricted Shares (as defined below), as set forth in Section 9(k)(i) below, the Share Termination Unit Price shall be determined by the discounted price applicable to such Share Termination Delivery Units. In the case of a Registration Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in Section 9(k)(ii) below, notwithstanding the foregoing, the Share Termination Unit Price shall be the Settlement Price on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable. The Calculation Agent shall notify Company of the Share Termination Unit Price at the time of notification of such Payment Obligation to Company or, if applicable, at the time the discounted price applicable to the relevant Share Termination Units is determined pursuant to Section 9(k)(i).

Share Termination Delivery Unit:	One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of Exchange Property received by each holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event. If such Nationalization, Insolvency or Merger Event involves a choice of Exchange Property to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Inapplicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 (as modified above) of the Equity Definitions will be applicable as if Physical Settlement applied to the Transaction and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable.

(k)    Registration/Private Placement Procedures. If in the reasonable determination of Dealer, based on the advice of counsel, following any delivery of Shares or Share Termination Delivery Property to Dealer hereunder, such Shares or Share Termination Delivery Property would be in the hands of Dealer subject to any applicable restrictions, or any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property, pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Share Termination Delivery Property being subject to restrictions on resale under the Securities Act) (such Shares or Share Termination Delivery Property, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Company, unless Dealer waives the need for registration/private placement procedures set forth in (i) and (ii) below. Notwithstanding the foregoing, solely in respect of any Daily Number of Warrants exercised or deemed exercised on any Expiration Date, Company shall elect, prior to the first Settlement Date for the first applicable Expiration Date, a Private Placement Settlement or Registration Settlement for all deliveries of Restricted Shares for all such Expiration Dates, which election shall be applicable to all remaining Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement or Registration Settlement for such aggregate Restricted Shares delivered hereunder. For the avoidance of doubt, these adjustments will only be commercially reasonable in nature (such as to consider changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares and the ability to maintain a commercially reasonable hedge position in the Shares) and will not impact the Company’s unilateral right to settle in Shares.

(i)     If Company elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Company shall be effected in customary private placement procedures with respect to such Restricted Shares commercially reasonably acceptable to Dealer; provided that Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Company to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer). The Company shall use its best efforts to cause the Private Placement Settlement of such Restricted Shares to include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the

Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placement agreements for private placements of similar size, all commercially reasonably acceptable to Dealer. In the case of a Private Placement Settlement, Dealer shall determine the appropriate discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(j) above) or any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the number of such Restricted Shares to be delivered to Dealer hereunder, which discount shall only take into account the illiquidity resulting from the fact that the Restricted Shares will not be registered for resale and any commercially reasonable fees and expenses of Dealer (and any affiliate thereof) in connection with such resale. Notwithstanding anything to the contrary in the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by Dealer to Company, of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(j) above) or on the Settlement Date for such Restricted Shares (in the case of settlement in Shares pursuant to Section 2 above).

(ii)    If Company elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Company shall promptly (but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Dealer, to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, commercially reasonable underwriting discounts (if applicable), commercially reasonable commissions (if applicable), indemnities, due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements for underwritten offerings of similar size, all commercially reasonably acceptable to Dealer. If Dealer, in its sole commercially reasonable discretion, is not satisfied with such procedures and documentation Private Placement Settlement shall apply. If Dealer is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) the Share Termination Payment Date in case of settlement in Share Termination Delivery Units pursuant to Section 9(j) above or (y) the Settlement Date in respect of the final Expiration Date for all Daily Number of Warrants) and ending on the Exchange Business Day on which Dealer completes the sale of all Restricted Shares in a commercially reasonable manner or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales equals or exceeds the Payment Obligation (as defined above). If the Payment Obligation exceeds the realized net proceeds from such resale, Company shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Business Day immediately following such resale the amount of such excess (the “Additional Amount”) in cash or in a number of Shares (“Make-whole Shares”) in an amount that, based on the Settlement Price on such day (as if such day were the “Valuation Date” for purposes of computing such Settlement Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Company elects to pay the Additional Amount in Shares, the requirements and provisions for Registration Settlement shall apply. This provision shall be applied successively until the Additional Amount is equal to zero. In no event shall Company deliver a number of Restricted Shares greater than the Maximum Number of Shares.

(iii)  If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii), as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Company shall be the Defaulting Party.

(l)     Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Dealer may not exercise any Warrant hereunder or be entitled to take delivery of any Shares deliverable hereunder, and Automatic Exercise shall not apply with respect to any Warrant hereunder, to the extent (but only to the extent) that, after such receipt of any Shares upon the exercise of such Warrant or otherwise hereunder, (i) the Section 16 Percentage would exceed 7.5%, or (ii) the Share Amount would exceed the Applicable Share Limit. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, (i) the Section 16 Percentage would exceed 7.5%, or (ii) the Share Amount would exceed the Applicable Share Limit. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Company’s obligation to make such delivery shall not be extinguished and Company shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives notice to Company that, after such delivery, (i) the Section 16 Percentage would not exceed 7.5%, and (ii) the Share Amount would not exceed the Applicable Share Limit.

(m)   Share Deliveries. Company acknowledges and agrees that, to the extent the holder of this Warrant is not then an affiliate and has not been an affiliate for 90 days (it being understood that Dealer will not be considered an affiliate under this paragraph solely by reason of its receipt of Shares pursuant to the Transaction), any Shares or Share Termination Delivery Property delivered hereunder at any time after 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) are not satisfied with respect to Company) shall be eligible for resale without restriction under Rule 144 of the Securities Act and Company agrees to promptly remove, or cause the transfer agent for such Shares, Share Termination Delivery Property or Restricted Shares, to remove, any legends referring to any restrictions on resale under the Securities Act from any certificates representing such Shares or Share Termination Delivery Property upon request by Dealer to Company or such transfer agent, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer. Company further agrees that any Shares or Share Termination Delivery Property delivered hereunder prior to the date that is 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) are not satisfied with respect to Company) may be transferred by and among Dealer and its affiliates and Company shall effect such transfer without any further action by Dealer, and any affiliate to which such Shares or Share Termination Delivery Property are transferred may request removal of any legends on such Shares or Share Termination Delivery Property, as the case may be, pursuant to the immediately preceding sentence. Notwithstanding anything to the contrary herein, Company agrees that any delivery of Shares or Share Termination Delivery Property shall be effected by book-entry transfer through the facilities of DTC, or any successor depositary, if at the time of delivery, such class of Shares or class of Share Termination Delivery Property is in book-entry form at DTC or such successor depositary. Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of Company herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Company, to comply with Rule 144 of the Securities Act or any successor rule, as in effect at the time of delivery of the relevant Shares or Share Termination Delivery Property.

(n)    Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(o)    Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Company and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Company relating to such tax treatment and tax structure.

(p) Maximum Share Delivery.

(i)     Notwithstanding any other provision of this Confirmation, the Agreement or the Equity Definitions, in no event will Company at any time be required to deliver a number of Shares greater than two times the Number of Shares (the “Maximum Number of Shares”) to Dealer in connection with the Transaction, including, without limitation, any Shares deliverable to Dealer as a result of any early termination of the Transaction. Company shall not take any action to decrease the number of authorized but unissued Shares that are not reserved for other transactions below the Maximum Number of Shares.

(ii)    In the event Company shall not have delivered to Dealer the full number of Shares or Restricted Shares otherwise deliverable by Company to Dealer pursuant to the terms of the Transaction because Company has insufficient authorized but unissued Shares that are not reserved for other transactions (such deficit, the “Deficit Shares”), Company shall be continually obligated to deliver, from time to time, Shares or Restricted Shares, as the case may be, to Dealer until the full number of Deficit Shares have been delivered pursuant to this Section 9(p)(ii), when, and to the extent that, (A) Shares are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares previously reserved for issuance in respect of other transactions become no longer so reserved or (C) Company additionally authorizes any unissued Shares that are not reserved for other transactions; provided that in no event shall Company deliver any Shares or Restricted Shares to Dealer pursuant to this Section 9(p)(ii) to the extent that such delivery would cause the aggregate number of Shares and Restricted Shares delivered to Dealer to exceed the Maximum Number of Shares. Company shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares or Restricted Shares, as the case may be, to be delivered) and promptly deliver such Shares or Restricted Shares, as the case may be, thereafter.

(iii)  Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Equity Definitions, the Maximum Number of Shares shall not be adjusted on account of any event that is not within Company’s control, to the extent that such adjustment would cause the Maximum Number of Shares to exceed the number of authorized but unissued Shares that are not reserved for other transactions.

(q)    Right to Extend. Dealer may postpone or add, in whole or in part, any Expiration Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Daily Number of Warrants with respect to one or more Expiration Dates) if Dealer determines, in its commercially reasonable judgment, that such extension is reasonably necessary or appropriate to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect transactions in Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(r)     Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Company with respect to the Transaction that are senior to the claims of common stockholders of Company in any United States bankruptcy proceedings of Company; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Company of its obligations and agreements with respect to the Transaction other than during any such bankruptcy proceedings; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(s)    Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(t)     Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(u)    Agreements and Acknowledgements Regarding Hedging. Company understands, acknowledges and agrees that: (A) at any time on and prior to the last Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction, (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction, (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Prices and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Prices, each in a manner that may be adverse to Company.

(v)    Rule 10b-18 Purchases. On each Expiration Date, neither Company nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares.

(w)   Private Placement. Dealer acknowledges that the offer and sale of the Warrants to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, Dealer represents and warrants to Company that (i) it has the financial ability to bear the economic risk of its investment in the Warrants and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is purchasing the Warrants for its own account without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Warrants has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(x)    Early Unwind. In the event Company fails to deliver to Dealer opinions of counsel as required pursuant to Section 9(a), by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Company under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Company represents and acknowledges to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(y)    Payment by Dealer. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Dealer owes to Company an amount calculated under Section 6(e) of the Agreement, or (ii) Dealer owes to Company, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(z)    Adjustments. For the avoidance of doubt, whenever the Calculation Agent or Determining Party is called upon to make an adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent or Determining Party shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(aa)  Delivery or Receipt of Cash. For the avoidance of doubt, other than receipt of the Premium by Company, nothing in this Confirmation shall be interpreted as requiring Company to cash settle the Transaction, except in circumstances where cash settlement is within Company’s control (including, without limitation, where Company elects to deliver or receive cash, or where Company has made Private Placement Settlement unavailable due to the occurrence of events within its control) or in those circumstances in which holders of Shares would also receive cash.

(bb)  Listing of Warrant Shares. Company shall have submitted an application for the listing of the Warrant Shares on the Exchange, and such application and listing shall have been approved by the Exchange, subject only to official notice of issuance, in each case, on or prior to the Premium Payment Date. Company agrees and acknowledges that such submission and approval shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(cc) Tax Matters.

(i)     Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such

Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(ii)    HIRE Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder.

(iii)  Tax documentation. For the purpose of Section 4(a)(i) of the Agreement, Company shall provide to Dealer a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by Company has become obsolete or incorrect. Additionally, Company shall, promptly upon request by Dealer, provide such other tax forms and documents reasonably requested by Dealer.

(iv)   Tax Representations. For the purpose of Section 3(f) of the Agreement, Company is a corporation for U.S. federal income tax purposes and is organized under the laws of the State of Delaware. Issuer is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes and an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii).

Please confirm that the foregoing correctly sets forth the terms of the agreement between Dealer and Company with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and returning an executed copy to Dealer.

Yours faithfully,

[DEALER]

By:
Name:
Title:

Accepted and confirmed

as of the Trade Date:

GROUPON, INC.

By:
Authorized Signatory
Name: